Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT Sells Approximately 49 Percent Interest in Worldwide Plaza to a Joint Venture Managed by SL Green and RXR Realty

Transaction Values Worldwide Plaza at $1.725 Billion

SL Green and RXR Realty to Serve as Exclusive Property Manager and Leasing Agent

Transaction Expected to Close On or Before November 3, 2017

NYRT to Host Conference Call at 11:00 AM on Thursday, September 14

New York, September 14, 2017– New York REIT, Inc. (NYSE: NYRT) (the “Company” or “NYRT”), which is liquidating and winding down pursuant to a plan of liquidation, announced today that it has entered into a purchase agreement in which it intends to sell a 48.7% interest in Worldwide Plaza to a joint venture managed by SL Green Realty Corp. and RXR Realty LLC (the “Purchaser”) for an agreed-to value of the property of $1.725 billion. Based on this value, along with a debt refinancing of the property that will occur concurrently with the closing, NYRT will receive cash at the closing of approximately $346.2 million which is net of $116.5 million of defeasance cost, as currently estimated and subject to change prior to closing, and a $90.7 million capital reserve to conservatively cover potential future capital and leasing costs at the property. As part of the agreement, the Purchaser has agreed to place a $50 million deposit in escrow.

As a result of the acquisition, the Company will maintain a 50.1% membership interest in Worldwide Plaza, and WWP Sponsor, LLC will continue to own the 1.2% of the membership interests in Worldwide Plaza it currently owns.

Wendy Silverstein, CEO, stated, “We are pleased to have the opportunity to partner with SL Green and RXR, two of the best owners and operators of real estate in New York City. With their combined investment of money and expertise into Worldwide Plaza we believe this joint venture transaction represents the most value maximizing option available to NYRT and its shareholders. We look forward to working with them toward a successful closing of this transaction.”

Worldwide Plaza is a mixed use building located on Eighth Avenue between 49th and 50th Streets in Manhattan containing approximately 2.05 million rentable square feet including approximately 1.8 million rentable square feet of office space.

Approvals and Closing

The transaction is expected to close on or before November 3, 2017 subject to the satisfaction of various closing conditions.

Management of Worldwide Plaza

Following the closing of the transaction, an affiliate of SL Green and RXR Realty will serve as the exclusive property manager and leasing agent for Worldwide Plaza. All major decisions of Worldwide Plaza will require approval of a newly formed Board of Managers for the property, which is expected to be formed prior to closing. Wendy Silverstein will serve as the representative for NYRT. All decisions of the Board of Managers will require the consent of at least one manager designated by NYRT.

Additional Information

Further details surrounding the contract for sale of the membership interest, the financing commitment and the future management of Worldwide Plaza can be found in the Form 8-K which is being filed with the Securities and Exchange Commission today.

Conference Call Information

The Company will host a conference call on Thursday, September 14, 2017 at 11:00 am Eastern Time. Interested parties may access the live call by dialing 866-338-0145, passcode 28063538#.  International callers dial 617-399-5161, passcode 28063538#.  Participants are encouraged to pre-register for the call by accessing the following link: https://cossprereg.btci.com/prereg/key.process?key=PTETG4FQK.

The call may also be accessed via the Internet at www.nyrt.com within the Company News section in the Investor Relations tab.

A telephonic replay of the call will be available through October 14, 2017 by dialing 877-481-4010; conference ID 20149. An online replay will be available until March 14, 2018.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE that owns income-producing commercial real estate, including office and retail properties, located in New York City. NYRT's shareholders recently adopted a plan of liquidation pursuant to which NYRT is liquidating and winding down and, in connection therewith, is seeking to sell its assets in an orderly fashion to maximize shareholder value. For more information, please visit our website at www.nyrt.com.

Forward-Looking Statements

The statements in this release that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the transactions contemplated by the purchase agreement and the refinancing of the existing loans encumbering Worldwide Plaza are subject to conditions and may not be completed on a timely basis, or at all; if the transactions contemplated by the Purchase Agreement are not completed, the Company will not realize the benefits expected from their completion; and other factors, many of which are beyond the Company’s control, including other factors included in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s latest Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed with the SEC on August 8, 2017, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Media:	Investor Relations:

Jonathan Keehner	Wendy Silverstein, Chief Executive Officer

Mahmoud Siddig	New York REIT, Inc.

Joele Frank, Wilkinson Brimmer Katcher	wsilverstein@nyrt.com

jkeehner@joelefrank.com	(617) 570-4750

msiddig@joelefrank.com

(212) 355-4449	John Garilli, Chief Financial Officer

New York REIT, Inc.

jgarilli@nyrt.com

(617) 570-4750